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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*


                        PLANET POLYMER TECHNOLOGIES, INC.
                        ---------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   727044 10 9
                                   -----------
                                 (CUSIP Number)


                               Robert W. Blanchard
                          Blanchard, Krasner, & French
                         800 Silverado St., Second Floor
                           La Jolla, California 92037
                                 (858) 551-2440
                  ---------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]      Rule 13d-1(b)

          [X]      Rule 13d-1(c)

          [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 727044 10 9                 13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     ROBERT J. PETCAVICH
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           803,132
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          7,800
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         803,132
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            7,800
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     810,932
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.13%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------



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                                  SCHEDULE 13G

ITEM 1.   (a)  PLANET POLYMER TECHNOLOGIES, INC.
          (b)  9985 BUSINESSPARK AVE., SUITE A, SAN DIEGO, CA 92131

ITEM 2.   (a)  ROBERT J. PETCAVICH
          (b)  9985 BUSINESSPARK AVE., SUITE A, SAN DIEGO, CA 92131
          (c)  UNITED STATES
          (d)  COMMON STOCK
          (e)  CUSIP Number: 727044 10 9

ITEM 3.   NOT APPLICABLE.

ITEM 4.   OWNERSHIP

          (a) Amount Beneficially Owned: 810,932, INCLUDING 192,533 SHARES ISSUABLE UPON EXERCISE OF OPTIONS HELD BY DR. PETCAVICH WITHIN 60 DAYS OF DECEMBER 31, 2000.

          (b)  Percent of Class: 9.13%

          (c)  Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote: 803,132

                (ii)    Shared power to vote or to direct the vote: 7,800

                (iii)   Sole power to dispose or to direct the disposition of:
                        803,132

                (iv)    Shared power to dispose or to direct the disposition of:
                        7,800

ITEM 5.   NOT APPLICABLE.

ITEM 6.   NOT APPLICABLE.

ITEM 7.   NOT APPLICABLE.

ITEM 8.   NOT APPLICABLE.

ITEM 9.   NOT APPLICABLE

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            March 15, 2001
                                        -----------------------------
                                                  Date

                                          /s/ Robert J. Petcavich
                                        ----------------------------
                                                Signature

                                        Robert J. Petcavich, Chairman
                                        -----------------------------
                                                Name/Title

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